Exhibit 99

Company Contacts: Scott Settersten Chief Financial Officer (630) 410-4807 Laurel Lefebvre Vice President, Investor Relations (630) 410-5230 Karen May Director, Public Relations (630) 410-5457

ULTA BEAUTY ANNOUNCES CHANGE TO BOARD OF DIRECTORS

Bolingbrook,  IL  – September 24, 2018 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced that Charles J. Philippin will resign as non-executive Chairperson of the Board of Directors of the Company effective September 30, 2018, due to medical reasons. Robert F. DiRomualdo, a current director of the Company, will become the non-executive Chairperson of the Board as of September 30th.

“On behalf of the Board of Directors and entire team at Ulta Beauty, I would like to thank Charlie for his many contributions to the company,” said Mary Dillon, Chief Executive Officer. “We regret that medical issues prevent him from continuing his service and extend our best wishes to him and his family.”

In connection with Mr. DiRomualdo becoming the non-executive Chairperson of the Board of Directors,  Michael R. MacDonald will replace him as Chair of the Audit Committee.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin, hair care products and salon services. Since opening its first store in 1990, Ulta Beauty has grown to become the top national retailer providing All Things Beauty. All in One Place.™  The Company offers more than 20,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin and brow services. Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and its industry-leading Ultamate Rewards loyalty program. As of August 4, 2018,  Ulta Beauty operates 1,124 retail stores across 49 states and also distributes its products through its website, which includes a collection of tips, tutorials and social content. For more information, visit www.ulta.com.